As filed with the Securities and Exchange Commission on September 6, 2017

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SPIRIT AEROSYSTEMS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	20-2436320
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3801 South Oliver

Wichita, Kansas 67210

(Address of principal executive offices)

SPIRIT AEROSYSTEMS EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Thomas C. Gentile III

President and Chief Executive Officer

Spirit AeroSystems Holdings, Inc.

3801 South Oliver

Wichita, Kansas 67210

(316) 526-9000

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Stacy Cozad, Esq.	Mark S. Kingsley, Esq.
Senior Vice President, General Counsel,	Arnold & Porter Kaye Scholer LLP
Chief Compliance Officer and Secretary	250 West 55th Street
Spirit AeroSystems Holdings, Inc.	New York, New York 10019
3801 South Oliver	(212) 836-8000
Wichita, Kansas 67210
(316) 526-9000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of		Maximum	Maximum	Amount of
Securities to	Amount to be	Offering Price Per	Aggregate	Registration
be Registered	Registered (1)	Share (2)	Offering Price (2)	Fee (2)
Class A Common Stock, par value $0.01 per share (“Class A Common Stock”)	1,000,000 shares	$72.98	$72,980,000	$8,458.38

(1)

This registration statement covers up to 1,000,000 shares of Class A Common Stock available for issuance under the Spirit AeroSystems Employee Stock Purchase Plan (the “ESPP”). Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Class A Common Stock that become issuable under the ESPP by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Class A Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum offering price in respect of the ESPP have been determined based on the average of the high and low prices reported on the New York Stock Exchange Composite Tape on August 30, 2017.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this registration statement will be sent or given to participants in our ESPP, as specified by Rule 428(b)(1) promulgated under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by Spirit AeroSystems Holdings, Inc. (“Spirit”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this registration statement:

(a)         The Annual Report on Form 10-K for the year ended December 31, 2016, filed by Spirit with the Commission on February 10, 2017.

(b)         The Quarterly Reports on Form 10-Q for the quarters ended March 30, 2017 and June 29, 2017, filed by Spirit with the Commission on May 5, 2017 and August 4, 2017, respectively.

(c)          The Current Reports on Forms 8-K and 8-K/A, filed by Spirit with the Commission on January 30, 2017, May 1, 2017 and July 27, 2017.

(d)         The description of Spirit’s Class A Common Stock, which is contained in Amendment No. 1 to the Registration Statement on Form S-1 filed under the Securities Exchange Act of 1934 (the “Exchange Act”) on May 14, 2007, including any amendment or report filed for the purpose of updating such description.

All documents filed by Spirit pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered pursuant to this registration statement have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees, and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses, including attorneys’ fees, as well as judgments, fines, and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit, or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

Spirit’s Third Amended and Restated Certificate of Incorporation provides that none of its directors shall be personally liable to Spirit or its stockholders for monetary damages for breach of fiduciary duty as a director, except that a director may be liable for (i) any breach of the director’s duty of loyalty to Spirit or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the payment of unlawful dividends and unlawful repurchase or redemption of Spirit’s capital stock prohibited by Section 174 of the DGCL, and (iv) any transaction from which the director derived any improper personal benefit.

Spirit’s Sixth Amended and Restated Bylaws provide for the indemnification of Spirit’s directors and officers to the fullest extent permitted by the DGCL.

Additionally, Spirit has entered into indemnification agreements with certain of its directors and officers which may, in certain cases, be broader than the specific indemnification provisions contained in Spirit’s Third Amended and Restated Certificate of Incorporation and Sixth Amended and Restated Bylaws. The indemnification agreements may require Spirit, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors, officers, or employees of Spirit and to advance the expenses incurred by such parties as a result of any threatened claims or proceedings brought against them as to which they could be indemnified.

Spirit’s directors and officers are covered by insurance policies maintained by Spirit against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act or the Exchange Act.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.	Description

4.1	Specimen Copy of Spirit’s Class A Common Stock Certificate (incorporated herein by reference to Spirit’s Amendment No. 5 to Form S-1 (Commission File No. 333-135486) filed on November 17, 2006)

4.2	Spirit AeroSystems Employee Stock Purchase Plan, as amended

5.1	Opinion of Arnold & Porter Kaye Scholer LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Arnold & Porter Kaye Scholer LLP is contained in Exhibit 5.1 to this registration statement

24.1	Power of Attorney is contained on the first signature page of this registration statement

Item 9.  Undertakings.

(a)         Spirit hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form or prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that:

Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by Spirit pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         Spirit hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Spirit’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Spirit pursuant to the provisions described under “Item 6 - Indemnification of Directors and Officers” or otherwise, Spirit has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Spirit of expenses incurred or paid by a director, officer or controlling person of Spirit in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Spirit will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

4.1	Specimen Copy of Spirit’s Class A Common Stock Certificate (incorporated herein by reference to Spirit’s Amendment No. 5 to Form S-1 (Commission File No. 333-135486) filed on November 17, 2006)

4.2	Spirit AeroSystems Employee Stock Purchase Plan, as amended

5.1	Opinion of Arnold & Porter Kaye Scholer LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Arnold & Porter Kaye Scholer LLP is contained in Exhibit 5.1 to this registration statement

24.1	Power of Attorney is contained on the first signature page of this registration statement

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Spirit certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wichita, State of Kansas on September 6, 2017.

SPIRIT AEROSYSTEMS HOLDINGS, INC.

By:	/s/ Sanjay Kapoor
Name: Sanjay Kapoor
Title: Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated. In addition, the following persons hereby constitute and appoint SANJAY KAPOOR and THOMAS C. GENTILE III and both or either one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Thomas Gentile III	President, Chief Executive Officer and Director	September 6, 2017
THOMAS GENTILE III	(Principal Executive Officer)

/s/ Sanjay Kapoor	Executive Vice President and Chief Financial Officer	September 6, 2017
SANJAY KAPOOR	(Principal Financial Officer)

/s/ Mark Suchinski	Vice President and Corporate Controller	September 6, 2017
MARK SUCHINSKI	(Principal Accounting Officer)

/s/ Charles Chadwell	Director	September 6, 2017
CHARLES CHADWELL

/s/ Irene Esteves	Director	September 6, 2017
IRENE ESTEVES

/s/ Paul Fulchino	Director	September 6, 2017
PAUL FULCHINO

/s/ Richard Gephardt	Director	September 6, 2017
RICHARD GEPHARDT

/s/ Robert Johnson	Director	September 6, 2017
ROBERT JOHNSON

/s/ Ronald Kadish	Director	September 6, 2017
RONALD KADISH

/s/ John Plueger	Director	September 6, 2017
JOHN PLUEGER

/s/ Francis Raborn	Director	September 6, 2017
FRANCIS RABORN